   As filed with the Securities and Exchange Commission on November 30, 2000
                                                      Registration No. 333-48210

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              AUSPEX SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                              93-0963760
   (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                Identification Number)

                              2800 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95050
                                 (408) 566-2000
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                          ----------------------------

                                  GARY J. SBONA
                     CHAIRMAN OF THE BOARD OF DIRECTORS AND
                             CHIEF EXECUTIVE OFFICER
                              AUSPEX SYSTEMS, INC.
                              2800 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95050
                                 (408) 566-2000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                          ----------------------------

                                   Copies to:
                           HENRY P. MASSEY, JR., ESQ.
                              ERIC J. FINSETH, ESQ.
                            GINA M. CHRISTOPHER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300

                          ----------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities offered by this prospectus until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS



                             (SUBJECT TO COMPLETION)
                  PRELIMINARY PROSPECTUS DATED NOVEMBER 30, 2000


                                11,887,001 SHARES
                              AUSPEX SYSTEMS, INC.

                               -------------------

                                  COMMON STOCK
                                ($.001 PAR VALUE)

                               -------------------


        This prospectus relates to 11,887,001 shares of common stock of Auspex Systems, Inc. which may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors.

        The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page II-10. We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered hereby.

        We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

        Our common stock is traded on the Nasdaq National Market under the symbol "ASPX."

        We are a Delaware corporation formed on July 10, 1991. Our principal executive offices are located at 2800 Scott Boulevard, Santa Clara, California and our telephone number is (408) 566-2000.

        BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE II-3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

            THE DATE OF THIS PROSPECTUS IS ___________________, 2000.

                                TABLE OF CONTENTS



Risk Factors ..............................................................II-3

Use of Proceeds ...........................................................II-7

Selling Security Holders ..................................................II-7

Plan of Distribution ......................................................II-10

Legal Opinions ............................................................II-13

Where You Can Find More Information .......................................II-13

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                           FORWARD-LOOKING STATEMENTS

        WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

        This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. We have identified most, but not all, of these forward-looking statements with an asterisk (*) symbol. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

        We operate in a dynamic and rapidly changing business environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties which may have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO OUR BUSINESS

        We Are in the Process of a Restructuring Plan

        We are implementing a restructuring plan that includes a significant reduction in force and a consolidation of Santa Clara-based operations into one building. While we believe these measures were necessary and that the reduction in force will not impair any of our critical functions, if we are unable to retain and recruit employees with critical skills in the future, that could have a negative impact on our future results.

        There Is the Potential for Significant Fluctuations in Our Quarterly Results

        Our operating results may fluctuate significantly from quarter to quarter due to a combination of factors. These factors include the timing of orders, the timing of new product introductions by us or our competitors and the mix of distribution channels through which our products are sold. We generally realize higher gross margins on sales of systems to end users and on single-system sales than on systems sold through distributors and OEMs and on multiple-system sales. In addition, given our focus on highly configured enterprise class systems, the loss or delay in a given quarter of a relatively limited number of system sales could adversely affect our revenues.

        We have historically recognized a substantial portion of our revenues in the last month of any given quarter. Because we base our operating expenses on anticipated revenue levels and because a high percentage of our expenses are relatively fixed, a small variation in the timing of the recognition of our revenues could cause significant variations in operating results from quarter to quarter.

        We Operate in a Highly Competitive Market

        The market for our products is highly competitive. We experience substantial competition, principally from Sun Microsystems, Network Appliance Corporation, EMC Corporation, Hewlett-Packard Company and SGI, among others. Some companies have introduced proprietary products to provide network attached storage. Most of these competitors are better known and have substantially greater financial, technological, production and marketing resources than we do. While we believe that the price/performance characteristics of our products are competitive, price competition in the markets for our products is intense. Any material reduction in the price of our products without corresponding decreases in manufacturing costs and increases in unit volume would negatively affect gross margins, which could in turn have a material adverse effect on our business, financial condition and results of operations. We also derive a significant portion of our revenues from sales of product upgrades to our installed base of customers, including additional processors, memory and disk drives. Increased competition for our products that results in lower product sales could also adversely impact our upgrades sales. In addition, decisions by customers not to increase capacity of their current systems could adversely impact our revenues and results of operations. Our ability to maintain our competitive position will depend upon, among other factors, our success in anticipating industry trends, investing in product engineering and development, developing new products with improved price/performance characteristics and effectively managing the introduction of new products into targeted markets.

        We Depend on Key Personnel and Have Recently Had Significant Management Turnover

        Competition for employees with technical, management and other skills is intense in the computer industry and is particularly intense in the San Francisco Bay Area. We have recently encountered some difficulties in fulfilling our hiring needs and retaining key employees in this employment market, and there can be no assurance that we will be successful in hiring and retaining qualified employees in the future. Our failure to retain the services of key personnel or to attract additional qualified employees could have a material adverse effect on our business, financial condition and results of operations. Recently, we have experienced turnover of several senior members of management. In particular, on February 15, 2000, Mr. Gary J. Sbona replaced our former Chief Executive Officer and Chairman of the Board of Directors, and we entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the Chief Executive Officer. Pursuant to the agreement, Regent Pacific will provide us with management services, including the services of Mr. Sbona as Chief Executive Officer, one of a five person Regent Pacific management team, which also includes our Chief Operating Officer and Chief Financial Officer. The agreement has a one-year term and may be cancelled by us after expiration of the initial 26-week period, with a minimum compensation to Regent Pacific of $1,950,000 for that initial period. We rely on Regent Pacific Management Corporation for the management of Auspex and the loss of these services could adversely affect our business.

        There Are Product Risks Associated with Our Software

        We market optional software products in addition to our line of network file servers. These software products include: NeTservices(TM), DriveGuard(TM), FastBackup(TM), ServerGuard(TM), ServerGuard Global(TM), DataGuard(TM), Turbocopy(TM) and TurbocopyReplicator(TM). We also expect to release enhancements and new features for these products from time to time.* Although we perform extensive testing prior to releasing software products, such products may contain undetected errors or bugs when first released. These bugs may not be discovered until the product has been used by customers in different application environments. Failure to discover product deficiencies or bugs could delay product introductions, require design modifications to previously shipped products, cause unfavorable publicity or negatively impact system shipments, any of which could result in a materially adverse effect on our business, financial condition and results of operations.

        New Products Could Delay or Cancel Existing Product Orders

        New product introductions by us or our competitors carry the risk that customers could delay or cancel orders for existing products pending shipment of the new products. For instance, product transition issues had an adverse impact on North America, Europe and Pacific Rim revenues in fiscal 2000. Our strategy is to continue to introduce new products and upgrades to existing products on an ongoing basis. There can be no assurance that we will not experience difficulties that delay or prevent the successful development, introduction or marketing of these products and enhancements or that these new products and enhancements will adequately address market requirements, achieve market acceptance or generate substantial sales. Additionally, delays in the launch or lack of availability of new products could have a material adverse effect on our business, financial condition and results of operations.

        We Depend on Established Standards

        The rapid emergence of new or alternate standards such as Linux, which replace or diminish the market acceptance of UNIX operating systems, Network File System (NFS) or Windows NT, on which our products are currently based, could materially and adversely affect our results of operations unless we are able to incorporate any such standards in our products in a timely manner.

        We Depend on Certain Customers and Distributors

        For each of fiscal 2000, 1999 and 1998, direct sales of products and services to Intel represented approximately 7%, 20% and 20%, respectively, of our revenues. Intel is not obligated to purchase any minimum level of products from us. Additional significant reductions in product sales to Intel would materially and adversely affect our business, financial condition and results of operations.

        We Depend on Certain Suppliers

        Certain of our products contain critical components supplied by a single or limited number of third parties. While we have an inventory of these critical components, any significant or prolonged shortage of these components or the failure of the third-party suppliers to maintain or enhance these components could materially or adversely affect our results of operations.

        We May Have Problems Managing Excess or Obsolete Inventory

        Managing our inventory of components and finished products is a complex task. A number of factors, including, but not limited to, the need to maintain a significant inventory of certain components which are in short supply or which must be purchased in bulk to obtain favorable pricing and the general unpredictability of demand for specific products and customer requests for quick delivery schedules, may result in us maintaining large amounts of inventory. Other factors, including changes in market demand and technology, may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and/or inventory write-downs, which in turn could adversely affect our business and results of operations.

        There Are Substantial Risks in Our International Sales

        During fiscal 2000, 1999 and 1998, approximately 37%, 29%, and 31%, respectively, of our total revenues were derived from markets outside of North America. We expect that sales to the Pacific Rim and Europe will continue to represent a significant portion of our business.* However, we cannot assure you that we will be able to achieve previous levels of success in our Pacific Rim or European operations.

        Our international business may be affected by changes in demand resulting from localized economic and market conditions. For example, we experienced a decrease in revenues from the Pacific Rim during fiscal 2000 and 1999 due to further weakness in the Japanese economy. In addition, our international business may be affected by fluctuations in currency exchange rates and currency restrictions. We purchase the majority of our materials and services in U.S. dollars, and most of our foreign sales are transacted in U.S. dollars. Continued increases in the value of the U.S. dollar relative to foreign currencies will make our products sold internationally less price competitive. We have offices in a number of foreign countries, the operating expenses of which are also subject to the effects of fluctuations in foreign exchange rates. Financial exposure may result due to the timing of transactions and movement of exchange rates. Our international business may further be affected by risks such as trade restrictions, increases in tariff and freight rates and difficulties in obtaining necessary export licenses and meeting appropriate local regulatory standards. For example, we have had to modify our products in minor respects in Japan to comply with local electromagnetic emissions standards, and must also comply with corresponding European Economic Community standards. In marketing our products to the European Economic Community, we must also face the challenges posed by a fragmented market complicated by local distribution channels and local cultural considerations. For international sales, we have largely relied on distributors or OEMs, most of whom are entitled to carry products of our competitors. We cannot assure you that any of the foregoing risks or issues will not have a material adverse effect on our business, financial condition and results of operations.

        There Are Risks in Protecting Our Intellectual Property and Proprietary Rights

        We currently rely on a combination of patent, copyright, trademark and trade secret laws and contractual provisions to protect our proprietary rights in our hardware and software products. We currently hold fourteen United States patents and have filed applications for additional patents. We also have filed applications for counterpart patents in foreign countries, including Japan. We cannot assure you that our present or future competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Further, there can be no assurance that our patent applications will not result in issued patents or that our issued patents will not be upheld if challenged. Additionally, we cannot assure you that third parties will not assert intellectual property infringement claims against us in the future with respect to current or future projects or that any such assertions may not require us to refrain from the sale of our products, enter into royalty arrangements or undertake costly litigation.

        Our adherence to industry standards with respect to our products limits our opportunities to provide proprietary features, which may be protected. In addition, the laws of various countries in which our products may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

        There Is the Risk of Substantial Stock Market Fluctuations

        In recent years, the stock market in general, and the market for technology stocks in particular, including our common stock, have experienced extreme price fluctuations. The market price for our common stock may be significantly affected by various factors such as quarterly variations in our operating results, changes in revenue growth rates for us as a whole or for specific geographic areas or products, changes in earning estimates by market analysts, the announcements of new products or product enhancements by our competitors or ourselves, speculation in the press or analyst community and general market conditions or market conditions specific to particular industries. We cannot assure you that the market price of our common stock will not experience significant fluctuations in the future.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock offered under this prospectus.

                            SELLING SECURITY HOLDERS


        The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists, for each selling stockholder, the number of shares of common stock beneficially owned as of October 19, 2000. The third column lists each selling stockholder's portion of the 11,887,001 shares of common stock being offered by this prospectus. Except for the ownership of the common stock, none of the selling stockholders, other than Baruch Halpern, have had any material relationship with us within the past three years. With respect to Mr. Halpern, Halpern Capital Advisors, an entity controlled by Mr. Halpern, acted as the placement agent for the private placement of 11,320,953 shares of Common Stock being registered pursuant to this registration statement. Halpern Capital Advisors raised capital in connection with the private placement. Halpern Capital Advisors is a division of Magna Securities Corp., a registered broker-dealer. As compensation for its services, Halpern Capital Advisors received (i) a cash payment of 5% of the aggregate dollar amount raised in the private placement, which was paid to Magna Securities Corp., and (ii) warrants to purchase the number of shares of Common Stock equal to 5% of the total number of shares of Common Stock issued in the private placement. The total number of shares of Auspex common stock outstanding as of October 19, 2000 was 44,889,339.



                                                                                               COMMON SHARES OWNED AFTER OFFERING(1)
                                   COMMON SHARES BENEFICIALLY      COMMON SHARES OFFERED BY    -------------------------------------
  NAME OF SELLING STOCKHOLDER     OWNED AS OF OCTOBER 19, 2000         THIS PROSPECTUS               NUMBER             PERCENTAGE
  ---------------------------     ----------------------------     ------------------------      ------------           -----------
21st Century Digital                             186,600                        125,600              61,000                  *
Industries Fund, L.P.

CastleRock Partners, L.P.                        326,531                        326,531                0                     *

CastleRock Fund, Ltd.                            145,683                        145,683                0                     *

CastleRock Partners II, L.P.                      30,141                         30,141                0                     *

James E. Crabbe, Trustee,                      3,373,000                      1,000,000            2,373,000               5.3%
James E. Crabbe Revocable
Trust u/a dated 2/10/99

Norwest Bank FBO: Anschutz                        11,100                         11,100                0                     *
Land & Livestock Co. LLP(2)

Norwest Bank FBO: Antelope                        14,700                         14,700                0                     *
Company(2)

State Street Bank FBO:                           289,600                        289,600                0                     *
Arkansas Teacher Retirement
System(2)

State Street Bank FBO: Bell                       30,300                         30,300                0                     *
South Corporation(3)

Nations/Bank America FBO:                          3,900                          3,900                0                     *
Biskind Family Limited
Partnership(2)

Banc One FBO: Chicago Public                       3,000                          3,000                0                     *
Library Foundation(3)

                                                                                               COMMON SHARES OWNED AFTER OFFERING(1)
                                   COMMON SHARES BENEFICIALLY      COMMON SHARES OFFERED BY    -------------------------------------
  NAME OF SELLING STOCKHOLDER     OWNED AS OF OCTOBER 19, 2000         THIS PROSPECTUS               NUMBER             PERCENTAGE
  ---------------------------     ----------------------------     ------------------------      ------------           -----------

Norwest Bank FBO: Community                       18,600                         18,600                0                     *
Hospital of Central
California(2)

Marshall & Isley Trust FBO:                       21,600                         21,600                0                     *
Medical College of Wisconsin
Endowment VI(3)

Northern Trust FBO: Advisor                       42,900                         42,900                0                     *
Fund for Employee Benefit
Trusts(3)

Northern Trust FBO: Advisor                       28,400                         28,400                0                     *
Fund for Grantor Trusts(3)

Firstar Bank FBO: Herzfeld                        47,400                         47,400                0                     *
Foundation(2)

Northern Trust FBO: Kenyon                        15,800                         15,800                0                     *
College Endowment(2)

National City Bank FBO: Eve                        1,600                          1,600                0                     *
Klothen & Kenneth Klothen(2)

Bankers Trust FBO: Board of                       82,700                         82,700                0                     *
Pension Commissioners of the
City of Los Angeles(3)

Bankers Trust FBO: Board of                       71,300                         71,300                0                     *
Pension Commissioners of the
City of Los Angeles II(3)

Bankers Trust FBO: PGE-Enron                       4,400                          4,400                0                     *
Foundation(2)

Northern Trust FBO: Portland                      10,200                         10,200                0                     *
General Holdings, Inc.
Employees' Benefit Trust, Fund
II(2)

Northern Trust FBO: Portland                       5,000                          5,000                0                     *
General Holdings, Inc.
Employees' Benefit Trust, Fund
IV(2)

Northern Trust FBO: Portland                      35,600                         35,600                0                     *
General Holdings, Inc. Pension
Plan(2)

Citibank FBO: Employees'                          86,500                         86,500                0                     *
Retirement System of the
Puerto Rico Electric Power
Authority(2)

Norwest Bank FBO: SARCO &                         33,800                         33,800                0                     *
Company LLP(2)

Marshall & Isley Trust FBO:                        5,100                          5,100                0                     *
Stackner Family Foundation(2)

Firstar Bank FBO: Trustees of                        800                            800                0                     *
the John Stackner  - Paul
Treiber Family Trust(2)

Firstar Bank FBO: Trustees of                        800                            800                0                     *
the John Stackner - John
Treiber Family Trust(2)

Northern Trust FBO: Oregon                        72,000                         72,000                0                     *
Investment Council(3)

Firstar Bank FBO: Trustees of                        800                            800                0                     *
the John Stackner - Susan
Robinson Family Trust(3)

                                                                                              COMMON SHARES OWNED AFTER OFFERING(1)
                                   COMMON SHARES BENEFICIALLY      COMMON SHARES OFFERED BY   -------------------------------------
  NAME OF SELLING STOCKHOLDER     OWNED AS OF OCTOBER 19, 2000         THIS PROSPECTUS               NUMBER             PERCENTAGE
  ---------------------------     ----------------------------     ------------------------      ------------           -----------

Firstar Bank FBO: Trustees of                        800                            800                0                     *
the John Stackner - Nancy Lenz
Family Trust(2)

Marshall & Isley Trust FBO:                        4,600                          4,600                0                     *
Steve and Billie Moksnes(3)

Fiduciary Trust FBO: W. Alton                     36,500                         36,500                0                     *
Jones Foundation(2)

Mellon Bank FBO: University of                    62,200                         62,200                0                     *
Colorado Foundation(2)

Northern Trust FBO: The                           35,600                         35,600                0                     *
University of North Carolina
at Chapel Hill Foundation
Investment Fund, Inc. (2)

Marshall & Isley Trust FBO:                       19,500                         19,500                0                     *
Medical College of Wisconsin
Working Capital(3)

Franklin Strategic Series -                    2,394,885                      2,394,885                0                     *
Franklin Small Cap Growth Fund
I

Franklin Templeton Variable                      116,889                        116,889                0                     *
Insurance Products Trust -
Franklin Small Cap Growth Fund

Gruber & McBaine                                  25,118                         25,118                0                     *
International(4)

Jon D. Gruber(4)                                  12,559                         12,559                0                     *

Lagunitas Partners LP(4)                          87,912                         87,912                0                     *

Mayer Offman                                     251,178                        251,178                0                     *

P.A.W. Partners, L.P.                            400,000                        400,000                0                     *

P.A.W. Offshore Fund, Ltd.                       500,000                        500,000                0                     *

FNY Securities Associates, L.P.                  100,000                        100,000                0                     *

Pequot Scout Fund, LP                            251,178                        251,178                0                     *

Porter Partners, LP                              100,000                        100,000                0                     *

EDJ Limited                                       50,000                         50,000                0                     *

RS Diversified Growth Fund                       625,000                        625,000                0                     *

The Paisley Fund, L.P.                           115,000                        115,000                0                     *

The Paisley Pacific Fund                         265,000                        265,000                0                     *

State of Wisconsin Investment                  7,154,600                      2,750,000            4,404,600               9.8%
Board

TCM Partners, L.P.                                75,000                         75,000                0                     *

Donald Wright(5)                                  20,000                         20,000                0                     *

Scott Turkel                                       5,000                          5,000                0                     *

The Clark Foundation                             259,089                        125,589             133,500                  *

The Scriven Foundation                           112,295                         62,795              49,500                  *

Jane Forbes Clark                                120,795                         62,795              58,000                  *

Lancaster Investment Partners                    290,000                        150,000             140,000                  *

Ben Joseph Partners, L.P.                         50,000                         50,000                0                     *

Baruch and Shoshana Halpern                      566,048                        566,048                0                     *

------------------

*   Represents holdings of less than one percent.

(1) Assumes that all of the shares being offered by the selling stockholder under this prospectus are sold, and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

(2) Daruma Asset Management is the investment manager of this selling stockholder and has voting control and investment discretion over securities held by this selling stockholder.

(3) Daruma Asset Management is the investment manager of this selling stockholder and has investment discretion over securities held by this selling stockholder.

(4) Gruber & McBaine Capital Management is the investment manager of this selling stockholder and has voting control and investment discretion over securities held by this selling stockholder.

(5) Scott J. Turkel is the investment manager of this selling stockholder and has voting control and investment discretion over securities held by this selling stockholder.

                              PLAN OF DISTRIBUTION

RESALES BY SELLING STOCKHOLDERS

        We are registering the resale of the shares on behalf of the selling stockholders. The selling stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DONEES AND PLEDGEES

        The term "selling stockholders" includes donees, i.e. persons who receive shares from a selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by a selling stockholder, may seize shares which the selling stockholder pledged to such person. If a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

COSTS AND COMMISSIONS

        We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

TYPES OF SALE TRANSACTIONS

        The selling stockholders may sell the shares in one or more types of transactions (which may include block transactions):

        -   on the Nasdaq National Market,

        -   in the over-the-counter market,

        -   in negotiated transactions,

        -   through put or call option transactions,

        -   through short sales, or

        -   any combination of such methods of sale.

        The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

SALES TO OR THROUGH BROKER-DEALERS

        The selling stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of a selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

DEEMED UNDERWRITING COMPENSATION

        The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

INDEMNIFICATION

        We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

PROSPECTUS DELIVERY REQUIREMENTS

        Because they may be deemed underwriters, the selling stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq National Market in accordance with Rule 153 under the Securities Act. Auspex has informed the selling stockholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Exchange Act.

STATE REQUIREMENTS

        Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

SALES UNDER RULE 144

        Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

DISTRIBUTION ARRANGEMENTS WITH BROKER-DEALERS

        If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

        -   a block trade,

        -   special offering,

        -   exchange distribution or secondary distribution, or

        -   a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

        The supplement will disclose:

        - the name of each such selling stockholder and of the participating broker-dealer(s),

        -   the number of shares involved,

        -   the price at which such shares were sold,

        - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

        - that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

        -   any other facts material to the transaction.

        The SEC may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling stockholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-

MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                                 LEGAL OPINIONS

        Our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                       WHERE YOU CAN FIND MORE INFORMATION

        GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

        STOCK MARKET: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about Auspex Systems, Inc. and the common stock offered under this prospectus.

        INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

        - our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2000;


        - our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;


        - our Proxy Statement for the 2000 Special Meeting of Stockholders, dated July 14, 2000;

        - our Proxy Statement for the 2000 Annual Meeting of Stockholders, dated October 12, 2000;

        - our Current Report on Form 8-K, including Exhibits, filed October 2, 2000;

        -   our Current Report on Form 8-K, including Exhibits, filed July 19,
            2000;

        -   our Registration Statement on Form 8-A, filed March 26, 1993;

        -   our Registration Statement on Form 8-A, filed April 19, 1995.

        Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

        You may request free copies of these filings by writing or telephoning us at the following address:

                                    Investor Relations
                                    Auspex Systems, Inc.
                                    2800 Scott Boulevard
                                    Santa Clara, California 95050
                                    (408) 566-2213.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

        The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Auspex Systems, Inc.

        Securities and Exchange Commission Registration Fee                    $ 31,479.75
                                                                               -----------
        Nasdaq Listing Fee                                                     $    17,500

        Legal Fees and Expenses                                                $    75,000

        Accounting Fees and Expenses                                           $    10,000

        Transfer Agent Fees and Expenses                                       $    10,000

                                                                               ===========
        TOTAL                                                                  $143,979.75
                                                                               -----------


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        We have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions as permitted by the Delaware General Corporation Law. In addition, our Bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Further, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16 - EXHIBITS


    Exhibit
    Number
    -------
      4.1*    Share Purchase Agreement dated September 19, 2000

      4.2*    Amendment to Share Purchase Agreement dated October 13, 2000

      5.1*    Opinion of Wilson Sonsini Goodrich & Rosati

     23.1     Consent of Independent Public Accountants

     23.2*    Consent of Wilson Sonsini Goodrich & Rosati

     24.1*    Power of Attorney
----------
* Filed on October 19, 2000.



ITEM 17 - UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant, Auspex Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 30th day of November 2000.



                                    AUSPEX SYSTEMS, INC.

                                    By: /s/ PETER R. SIMPSON
                                       -----------------------------------------
                                       Peter R. Simpson
                                       Chief Financial Officer





        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



       SIGNATURE                                          TITLE                                          DATE
       ---------                                          -----                                          ----
            *                           Chairman of the Board of Directors and Chief                November 30, 2000
---------------------------------       Executive Officer (Principal Executive Officer)
     Gary J. Sbona


 /s/ PETER R. SIMPSON                   Chief Financial Officer (Principal Financial                November 30, 2000
---------------------------------       Officer and Principal Accounting Officer)
     Peter R. Simpson


            *                           Director                                                    November 30, 2000
---------------------------------
     Richard E. Chapman


           *                            Director                                                    November 30, 2000
---------------------------------
     John E. McNulty


           *                            Director                                                    November 30, 2000
---------------------------------
     Karl C. Powell

*By:    /s/ PETER R. SIMPSON
    -----------------------------
          Peter R. Simpson,
          Attorney-in-Fact


                                INDEX TO EXHIBITS


Exhibit                                                                                      Page
Number                                                                                        No.
-------
     4.1*     Share Purchase Agreement dated September 19, 2000......................

     4.2*     Amendment to Share Purchase Agreement dated October 13, 2000...........

     5.1*     Opinion of Wilson Sonsini Goodrich & Rosati............................

    23.1      Consent of Independent Public Accountants..............................

    23.2*     Consent of Wilson Sonsini Goodrich & Rosati............................

    24.1*     Power of Attorney .....................................................
---------
* Filed on October 19, 2000.